Exhibit 10.1

Execution Version

SUBLEASE

This Sublease (“Sublease”), dated September 7, 2022 (the “Execution Date”), is entered into by and between BOX, INC., a Delaware corporation (“Sublandlord”), and BIOMEA FUSION, INC., a Delaware corporation (“Subtenant”).

1.	BASIC SUBLEASE PROVISIONS

1.1 Premises: The premises under this Sublease are deemed by the parties to consist of 27,003 rentable square feet of space located on and consisting of the entire 4th floor (“Premises”) of that certain four (4) story office building (“Building”), which Building is located at 900 Middlefield Avenue, Redwood City, California, and together with Common Areas is a component of an office project known as Crossing/900 (“Master Landlord’s Project”). The Premises demised hereunder are a portion of those certain premises (“Master Premises”) containing approximately 334,212 rentable square feet which are demised pursuant to the Master Lease (defined below). The initial Premises and the 4th Floor Expansion Space are depicted on Exhibit A to this Sublease.

1.2 Master Landlord: Redwood City Partners, LLC a Delaware limited liability company.

1.3 Master Lease: Office Lease dated September 15, 2014 (“Original Lease”), entered into by Sublandlord, as tenant, and Master Landlord, as landlord, as amended by that certain First Amendment to Office Lease dated March 17, 2015 (“First Amendment”), as amended by that certain Second Amendment to Office Lease dated October 22, 2015 (“Second Amendment”), as amended by that certain Third Amendment to Office Lease dated September 21, 2017 (“Third Amendment”), as amended by that certain Fourth Amendment to Office Lease dated November 6, 2018 (“Fourth Amendment”), and as amended by that certain Fifth Amendment to Office Lease dated April 30, 2019 (“Fifth Amendment”). The Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment are collectively known in this Sublease as the “Master Lease”, a redacted copy of which is attached hereto as Exhibit B.

1.4 Sub-Sublease: Subtenant currently occupies the Premises pursuant to that certain Sub-Sublease dated September 28, 2021 (“Sub-Sublease”) by and between Subtenant and Chan Zuckerberg Initiative, LLC, a Delaware limited liability company (“CZI”).

1.5 Term: approximately thirty (30) months, beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier in accordance with the terms and conditions of this Sublease.

1.7 Expiration Date: July 1, 2025, subject to the terms and conditions set forth herein.

1.8 Base Rent:

Period During Sublease Term	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
January 1, 2023 – December 31, 2023	$222,774.75	$8.25
January 1, 2024 – December 31, 2024	$229,457.99	$8.49
January 1, 2025 – July 1, 2025	$236,341.73	$8.75

The foregoing Base Rent schedule is provided upon the assumption that the Commencement Date will be January 1, 2023 and if and to the extent that the Commencement Date is delayed the parties will enter into a Confirmation Letter substantially in the form attached hereto and incorporated herein as Exhibit E in order to state the actual Base Rent schedule for the Premises.

1.9 Subtenant’s Share: Eight and 8/100ths percent (8.08%), twenty five percent (25%) of Building B, which is the equivalent of 100/334,212 x 27,003 of the Master Lease Tenant’s Share.

1.10 Subtenant’s Use: General office, research and development, and other incidental uses to the extent such uses are consistent with first-class office buildings including those occupied by technology-oriented office space users.

1.11 Subtenant’s Address:

Biomea Fusion Inc. 650 Main Street Redwood City, CA 94063 Attn: Caroline Perez-Dupont cpd@biomeafusion.com with a copy to:

Biomea Fusion Inc.
1599 Industrial Rd.
San Carlos, CA 94070
Attn: Ramses Erdtmann
re@biomeafusion.com

Sublandlord’s Address:

Box, Inc.
900 Jefferson Avenue
Redwood City, California
Attention: General Counsel
Telephone Number: (650) 209-3407

With copy of notices to:

Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, California 94105
Attention: Charles H. Seaman, Esq.
Telephone: (415) 659-5910
E-mail: cseaman@reedsmith.com

With copy of Default Notices to:	Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, CA 94105
Attention: Charles H. Seaman, Esq.
Telephone: (415) 659-5910
E-mail: cseaman@reedsmith.com

1.12 Security Deposit. $ 2,114,208.60

1.13 Brokers: For Sublandlord: Newmark and Cresa

For Subtenant:     CBRE

1.14 Definitions: Each of the terms in the Basic Sublease Provisions are used in this Sublease as defined terms and have the meanings given in such sections. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

1.15 Exhibits: Subject to the terms, covenants and conditions of this Sublease each of the Exhibits attached to this Sublease are incorporated herein by this reference.

2.	DEMISE OF PREMISES

2.1 Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, on and subject to the terms and conditions of this Sublease.

2.2 Sublandlord hereby grants to Subtenant upon approval of Master Landlord the right to use eighty-one (81) unreserved parking passes (i.e. three (3) parking passes for each 1,000 rentable square feet of space in the Premises, the “Parking Passes Ratio”) in the parking area designated for Subtenant’s use in the Project parking facilities, pursuant to the terms and conditions of the Master Lease, including any obligation to pay for parking passes to the extent that Sublandlord must pay Master Landlord for the same. At all times during the Sublease Term the Sublandlord shall have the right to reasonably designate to Subtenant the location of the parking stalls available for Subtenant and its officers, directors, employees, authorized agents and licensees; provided that, such designated parking stalls are reasonably proximate to the Premises and equitably disbursed among Sublandlord, Subtenant and any other occupant of the Master Premises in accordance with the parking made available for the Building. Subtenant agrees to require its officers, directors, employees, authorized agents, contractors and licensees to comply with the above Sublandlord designation rights. Subtenant shall be responsible for the full amount of any taxes imposed by any governmental authority in respect of such Subtenant parking passes. Subtenant expressly acknowledges and agrees that Subtenant’s use of the Project parking facilities by Subtenant, its officers, directors, employees, authorized agents, contractors and licensees is subject to that certain Parking Covenant Agreement dated October 22, 2013 and recorded on October 22, 2013, as series number 2013148761 in the Official Records of the County of San Mateo and know within Section 28.2 of the Original Lease as the “Parking Covenant”.

2.3 Sublandlord reserves the right, on reasonable prior notice and at reasonable times (upon not less than 24 hours’ notice in advance, except in the case of emergencies where no notice may be given), to enter the Premises in order to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Term; provided however, Sublandlord shall (i) limit any tour of the Premises to any potential subtenant during the last six (6) months of the Term, (ii) use reasonable efforts to not materially interfere with Subtenant’s use of the Premises, and (iii) coordinate any entry with Subtenant, except in the case of an emergency.

2.4 Subtenant shall have rights to all Common Areas of the Master Landlord’s Project which are granted to Sublandlord per the Master Lease for the Building and all external common areas of the Master Premises, including parking areas designated by Sublandlord for Subtenant use. Subtenant agrees that Subtenant and its directors, employees, contractors, agents and visitors shall not have access to the terrace area that links Building A and Building B as part of the Master Landlord’s Project, such terrace area being space exclusively retained by the Sublandlord for the exclusive benefit of Sublandlord and its directors and employees.

2.5 Sublandlord shall where permitted by Master Landlord at Subtenant’s cost and expense, if applicable, include Subtenant in all applicable directories in the lobby of the Building and subject to Sublandlord’s approval, not to be unreasonably withheld, lobby signs at the location specified by Sublandlord as directed and agreed to by Master Landlord. Sublandlord shall, where agreed to by Master Landlord, permit Subtenant to have signage in Subtenant’s reception area at the Premises as well as signage within the Premises in accordance with Section 23.1 of the Original Lease. All Subtenant signage shall be at Subtenant’s sole cost and expense, remain subject to Master Landlord approval where the Master Lease requires approval of such signage by Subtenant. As required by Section 11.2 below, Subtenant signage shall be removed by Subtenant at the expiration or earlier termination of this Sublease at Subtenant’s sole cost and expense. Any damage occasioned to the Premises, Building or Common Areas due to such removal shall be repaired by Subtenant at Subtenant’s sole cost and expense. As required by Section 11.2, areas shall be restored by Subtenant to their original condition prior to the application of signage at Subtenant’s sole cost and expense. Failure by Subtenant to remove the signage (as set forth in this Section 2.5) shall entitle Sublandlord to remove the same and restore the Premises, the Building or Common Area at Subtenant’s sole cost and expense, including, Sublandlord’s right to charge a property administration fee in the amount of five percent (5%) of the out-of- pocket cost of the work for signage removal and Premises, Building or Common Area restoration work, as the case may be, and the right at all times during the Sublease Term and following the Expiration Date or earlier termination to apply the Security Deposit monies towards such removal and restoration costs and expenses and administration fee incurred by Sublandlord.

2.6 In the event that Sublandlord, at its sole and absolute discretion, installs a Generator, as set forth in Section 22 (Emergency Generator) of the Original Lease, such Generator may, at Sublandlord’s election, be installed to provide back-up electricity to the Premises as a portion of the Master Premises. The location of such Generator will be outside of the physical boundary of the Premises. Subtenant expressly waives any right to claim any constructive eviction or termination of this Sublease due to any interruption of services resulting directly from any testing of the generator equipment or the location of the generator equipment in any area of the Common Area of the Project.

2.7 Subtenant shall, subject to Master Landlord’s written consent and approval, be permitted to install on the roof of the Building an equitable share of such Rooftop Equipment as permitted pursuant to Section 29.36 (Rooftop Rights) of the Original Lease at Subtenant’s sole cost and expense. As required by Section 11.2, Subtenant’s Rooftop Equipment shall be removed by Subtenant at the expiration or earlier termination of this Sublease at Subtenant’s sole cost and expense. Any damage occasioned to the Premises, Building, roof materials and roof membrane of the Building or Common Areas due to such removal shall be repaired by

Subtenant at Subtenant’s sole cost and expense. As required by Section 11.2, following removal of the roof top equipment all affected areas shall be restored by Subtenant to their original condition prior to the application of any Subtenant Rooftop Equipment at Subtenant’s sole cost and expense. Failure by Subtenant to remove the Rooftop Equipment as set forth in this Section 2.7 shall entitle Sublandlord to remove the same and restore the Premises, Building, roof materials and roof membrane of Building and Common Areas, as the case may be, at Subtenant’s sole cost and expense, including, Sublandlord’s right to charge a property administration fee in the amount of five percent (5%) of the out-of-pocket cost of the work for Rooftop Equipment removal and Building or Premises or Common Area restoration work, and the right at all times during the Sublease Term and following the Expiration Date or earlier termination to apply the Security Deposit monies towards such removal and restoration costs and expenses and administration fee incurred by Sublandlord.

2.8 Subtenant agrees to use Sublandlord’s janitorial company, Nexsentio, as its janitorial vendor for the Premises. Sublandlord agrees to assist in coordinating a meeting between Subtenant and Nexsentio, in order to allow Subtenant to ensure that Nexsentio’s service will meet Subtenant’s needs. In the event that Subtenant objects to the use of Nexsentio in the Premises upon reasonable grounds or objects to an unreasonable vendor services agreement with Nexsentio, then Sublandlord shall cooperate with Subtenant to resolve Subtenant’s concern. If such concern cannot be resolved, then Subtenant may propose an alternate vendor, which shall be subject to Sublandlord’s prior approval, in its sole discretion

3.	TERM

3.1 The Sublease Term shall commence on the Commencement Date pursuant to Section 1.5 above.

3.2 This Sublease is subject to Master Landlord’s consent. Subtenant agrees to reasonably cooperate with Sublandlord in providing the Master Landlord any information requested by Master Landlord in order to allow Master Landlord to review and evaluate Subtenant and to issue its consent. If Master Landlord’s consent is not received within sixty (60) days of the date of this Sublease, then either party shall have the right to terminate this Sublease on written notice to the other party within ten (10) days following the expiration of such 60-day period. Sublandlord shall use commercially reasonable efforts to obtain the Master Landlord’s consent as soon as reasonably possible following the execution of this Sublease by Sublandlord and Subtenant. Sublandlord shall provide prompt written confirmation of receipt of Master Landlord’s consent.

3.3 The Sublease Term shall end on the Expiration Date. However, in any instance of a default by Subtenant, beyond applicable notice and cure period, this Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated as a result of either Master Landlord or Sublandlord exercising its right as expressly set forth in the Master Lease to terminate the Master Lease (and Master

Landlord does not require Subtenant to attorn) or as provided elsewhere in this Sublease, the Sublease Term shall end on such earlier termination. Sublandlord shall not take any voluntary action to cause the termination of the Master Lease before the Expiration Date, except in the instance of a casualty or condemnation of all or substantially all of the Premises, as the same may have been expanded, and in any instance that Master Landlord elects to terminate the Master Lease as a result of casualty or condemnation. In the event of any foreclosure of the Master Landlord rights in the Master Lease in circumstances where the holder of the encumbrance permits Sublandlord, as “Tenant” to attorn to the new landlord and does so attorn then Subtenant shall attorn to Sublandlord upon the terms and conditions of this Sublease for the remainder of the Sublease Term and accordingly waives any right to seek or claim a termination of the Sublease arising from the same.

4.	RENT

4.1 The consideration payable by Subtenant for the Premises shall consist of the Base Rent under Section 4.2, the Additional Rent under Section 4.3 and the Other Charges under Section 4.4. Base Rent, Additional Rent and Other Charges are collectively referred to as “Rent” or “rent.” Except as specifically set forth herein, Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.

4.2 Beginning on the Commencement Date and continuing thereafter on the first day of each month during the Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset (except as specifically set forth in this Sublease or in the provisions of the Master Lease which are incorporated herein by reference), the monthly Base Rent specified in Section 1.8 of the Basic Sublease Provisions. Base Rent for any partial month will be prorated, based on a thirty (30) day month. Subtenant shall pay the first month’s Base Rent on the Commencement Date, and if the Commencement Date is not the first day of the month, then Subtenant shall pay the prorated Base Rent for the first partial month on the Commencement Date, subject to the terms of Section 3.2 above.

4.3 Throughout the Term, Subtenant also shall pay as “Additional Rent” an amount equal to Subtenant’s Share of Direct Expenses charged by Master Landlord to Sublandlord under the Master Lease, insofar as such Direct Expenses are incurred by Master Landlord during the Sublease Term in connection with the Building (collectively, “Master Lease Pass Through Costs”). To the extent Master Lease Pass Through Costs are payable on a monthly estimated basis, the Additional Rent in respect thereto shall be paid as and when Base Rent is due based on Master Landlord’s Estimate Statement; and upon any reconciliation of estimated and actual Master Lease Pass Through Costs, the corresponding Additional Rent shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within thirty (30) days after delivery to Subtenant of any reconciliation statement under the Master Lease. For purposes of calculating Additional Rent, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Master Lease Pass Through Costs and Subtenant agrees to accept the same.

4.4 Throughout the Term, Subtenant also shall pay within thirty (30) days, or within such shorter period as required by the Master Lease where payment is an expense of Master Landlord, direct to Master Landlord, after written notice from Sublandlord any other fees, charges or other sums due for additional services provided direct to Subtenant by Master Landlord pursuant to those services which may be provided Sublandlord under the Master Lease (collectively, “Other Charges”). To the extent that utility consumption costs, including without limitation, electric and other charges incurred in connection with lighting, and providing electrical power and heating, ventilating and air conditioning service to the Premises are separately metered and billed directly to Subtenant, Subtenant shall be responsible for paying all such costs before delinquency as Other Charges. To the extent such utilities are not separately metered to the Premises and billed directly to Subtenant separately from Additional Rent, Subtenant shall pay its share of such costs in an amount equal to Subtenant’s Share of Master Premises as Other Charges. Other Charges also include: (a) excess or after hours electrical service or heating, ventilating or air conditioning service supplied to the Premises as required under the Master Lease; (b) services or benefits supplied to the Premises at Subtenant’s request (or with Subtenant’s acquiescence) for which Master Landlord reserves any right to impose a fee or charge separate from the Master Lease Pass Through Costs; (c) to reimburse Master Landlord for taxes on Subtenant’s personal property, equipment and fixtures located in or about the Premises during the Term; (d) to pay for any damage to the Building or the Master Landlord’s Project resulting from the misuse, omission of or actions by Subtenant or Subtenant’s agents, employees or invitees; and (e) damages recoverable due to a default under the Master Lease which arises from any Default or failure of performance by Subtenant under this Sublease. Sublandlord reserves the right to separately meter the Premises at Sublandlord’s cost and expense where in the reasonable opinion of Sublandlord the Subtenant’s use of any of the following, electric, lighting, electrical power and heating, ventilating and air conditioning service to the Premises exceeds standard office consumption anticipated by the Master Landlord’s Building engineer.

4.5 All Rent shall be paid to Sublandlord, or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid when due, Subtenant shall pay a late charge to Sublandlord equal to the five percent (5%) of the delinquent amount due. Notwithstanding the foregoing, (i) Sublandlord will not assess a late charge until Sublandlord has given written notice of such late payment and after Subtenant has failed to cure such late payment within three (3) business days from the receipt of such Sublandlord notice of delinquency and (ii) a third late payment of recurring Base Rent during the Term shall be deemed to be a non-curable Subtenant Default that shall provide Sublandlord the right to immediately terminate this Sublease. No other notices of delinquency will be required to be delivered to Subtenant following a delinquency in order for a late charge to be incurred by Subtenant and for Subtenant to be obligated for such charge (but in all events Sublandlord will promptly provide an invoice with respect to such late charge). Neither demand for, nor receipt of, any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s Default.

4.6 In the event of any casualty or condemnation or an Abatement Event (as that term is defined in Section 6.4 (Abatement Event) of the Original Lease) affecting the Premises, Rent payable by Subtenant shall be proportionately abated (as described in the Master Lease) and only to the extent that any amounts payable by Sublandlord under the Master Lease (the “Master Lease Additional Rent”) are abated or reduced with respect to the Premises; provided, that Sublandlord shall use commercially reasonably efforts to promptly enforce its rights pursuant to Section 6.4 (Abatement Event) of the Original Lease. Provided that Subtenant is not in Default and no notice of default from Sublandlord to Subtenant is then currently outstanding and uncured, Subtenant shall have the right upon not less than thirty (30) days advanced written notice to Sublandlord to audit the Sublandlord’s books and records as they relate solely and exclusively to this Sublease at Sublandlord’s offices. All costs and expenses of any such audit review shall be borne solely by Subtenant. Subtenant shall be required to use a nationally recognized accountancy firm compensated on an hourly rate basis and not by way of contingent fee to conduct Subtenant’s audit right in accordance with this Section 4.6. Subtenant shall pay in advance the Sublandlord’s reasonable costs and expenses of providing any copies of documents requested by Subtenant as part of such audit. If, following the completion of any such audit, it is determined by the parties that Subtenant has overpaid Sublandlord and is entitled to reimbursement of excess funds paid to Sublandlord then Sublandlord shall reimburse Subtenant such sum due without interest within thirty (30) days of such determination. If, following the completion of any such audit, it is determined by the parties that Subtenant has underpaid Sublandlord and Sublandlord is entitled to recovery of such underpaid delinquent Rent, then Subtenant shall pay such delinquent sum of Rent to Sublandlord with interest within thirty (30) days of such determination. Subtenant waives to the fullest extent available at law or equity any right to seek a reassessment of real estate taxes on the Premises, Building or Project. To the extent in Sublandlord’s sole and absolute discretion the Sublandlord as “Tenant” under the Master Lease determines that it is in the Tenant’s interest to audit the Master Landlord under the terms of the Master Lease and as a result Sublandlord receives a benefit of either a reduction in Master Lease Additional Rent or any reimbursement of Master Lease Additional Rent and such Master Lease Additional Rent relates to the Premises under this Sublease during the Sublease Term, then Sublandlord agrees to provide to Subtenant the equitable benefit of such reduction or reimbursement of Additional Rent, as the case may be, as the same relates directly to the Premises in order to pass through the benefit to Subtenant in accordance with the terms and conditions of this Sublease. Notwithstanding the foregoing, Sublandlord shall be under no obligation to audit the Master Landlord’s books and records pursuant to the terms and conditions of the Master Lease or the terms and conditions of this Sublease.

5.	POSSESSION AND USE

5.1 Except as otherwise expressly provided herein, as of the date of this Sublease, Sublandlord subleases the Premises to Subtenant strictly in their present “as-is” and “with all faults” condition, and specifically and expressly without any warranties, representations, guarantees or obligations, either express or implied, of any kind, nature, or type whatsoever from or on behalf of Sublandlord. Subtenant is currently in possession of the Premises and acknowledges that all Building Systems located therein are in good working order and repair. Subtenant acknowledges and agrees that Sublandlord’s obligation to maintain and repair the Building Systems is limited to Sublandlord’s obligation, as “Tenant” pursuant to the Master Lease. Subtenant, by its continued acceptance of possession of the Premises, acknowledges that Subtenant has had the opportunity to inspect the Premises Improvements and the Premises are in good order and repair and in a tenantable condition. In the event such Base Building or Building Systems are not in good working condition or in compliance with Applicable Laws Sublandlord shall notify Master Landlord and cause Master Landlord to perform its obligations under Sections 1.1.1 (the Premises) and 7.1 (Landlord’s Repair and Maintenance Obligations) of the Original Lease.

5.2 The Premises shall be used and occupied solely for Subtenant’s Use as specified in the Basic Sublease Provisions. Subtenant shall not use or suffer or permit the Premises to be used for any other purpose except with Master Landlord’s and Sublandlord’s discretionary consent.

6.	SUBTENANT’S MAINTENANCE AND REPAIR OBLIGATIONS

6.1 Subtenant shall pay before delinquency for all maintenance, repairs and replacements to the Premises during the Term; provided, however, such obligation shall not extend to Master Landlord’s obligations arising under the Master Lease that are Master Landlord’s sole cost and expense and do not form a part of the Master Lease Additional Rent with respect to maintenance, repairs and replacements to the Premises. Sublandlord shall maintain the Premises systems and equipment for the benefit of Subtenant at Subtenant’s cost and expense (due as Additional Rent or Other Charges, as the case may be) as “Tenant” pursuant to the terms of the Master Lease. Subtenant shall be responsible for and pay before delinquency for all repairs from damage of any kind to the Premises occurring after delivery of the Premises to Subtenant. Subtenant shall not be required to repair the Lobbies as such term is defined in Section 1.1.3.2 (Lobbies) of the Master Lease. After receiving notice from Subtenant, Sublandlord shall timely cause the Master Landlord to perform its obligations for maintenance and repair of any Building B lobby as set forth in the Master Lease.

6.2 Subtenant shall comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to Subtenant’s particular use or manner of use of the Premises.

6.3 Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from all liability, loss, cost, damage, liens, costs or expenses imposed on Sublandlord or which Sublandlord may sustain or incur from Subtenant’s action or failure to perform its obligations under this Section 6 of the Sublease.

7.	SUBTENANT’S INSURANCE AND INDEMNITY

7.1 Throughout the Term, Subtenant shall procure and maintain, at its own cost and expense, the following insurance with limits as summarized in the table below:

Insurance	Limits Per Occurrence	Limits in the Aggregate
Commercial General Liability	$1,000,000	$2,000,000
Umbrella Excess Liability Insurance	$5,000,000	$5,000,000
Employer Liability and Workers Compensation	$1,000,000	$1,000,000
Automobile	$1,000,000	$1,000,000
Real Property Insurance	$5,000,000	n/a
Personal Property Insurance	Equal to 10% of the replacement cost of the Subtenant’s personal property within the Premises.	Equal to the sum of 100% of the replacement cost of the Subtenant’s personal property within the Premises.

7.2 Such commercial general liability insurance with limits set forth above is required to be carried by Subtenant and shall name each of Sublandlord and Master Landlord, as additional insureds; provided, however, the insurance limits set for above for the policy of insurance shall be supplemented with umbrella excess liability policy coverage of not less than the limits set forth above. Subtenant shall furnish Sublandlord a certificate of Subtenant’s commercial general liability insurance required under this Section 7.2 prior to the Sublease Commencement Date.

7.3 Such real property insurance and personal property insurance with limits set forth above is required to be carried by Subtenant at all times during the Sublease Term in accordance with the limits set forth above. Subtenant shall ensure that all such property insurance pertaining to the Premises shall be in amounts and limits of not less than the full replacement cost of the Subtenant’s personal property and trade fixtures located at the Premises. Subtenant shall insure such leasehold improvements which are located in the Premises, as well as alterations in the Premises made by or for the benefit of Subtenant. Subtenant shall furnish Sublandlord a certificate of Subtenant’s property insurance required under this Section 7.3 prior to the Sublease Commencement Date.

7.4 Such employer liability insurance with limits set forth above for each accident, employee and disease, and with limits set forth above for workers compensation insurance or not less than the Statutory limits required by law if greater, as determined from time to time during the Sublease Term is required to be carried by Subtenant. Subtenant shall furnish Sublandlord a certificate of Subtenant’s employer liability and workers compensation insurance required under this Section 7.4 prior to the Sublease Commencement Date.

7.5 Such automobile liability insurance covering all owned, if any, hired or non- owned vehicles with limits set forth above, or not less than the Statutory limits required by law if greater, as determined from time to time during the Sublease Term is required to be carried by Subtenant. Subtenant shall furnish Sublandlord a certificate of Subtenant’s automobile liability insurance required under this Section

7.5 prior to the Sublease Commencement Date.

7.6 The minimum limits of policies of insurance required to be carried by Subtenant under this Sublease shall in no event or circumstance limit the liability of Subtenant under this Sublease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VIII (or to the extent that AM Best ratings are no longer available, then to similar rating from another comparable rating agency), and licensed or authorized to do business in California, (ii) be in form and content reasonably acceptable to Sublandlord and Master Landlord. Subtenant shall not do or permit anything to be done which invalidates the required insurance policies. Subtenant shall notify Sublandlord thirty (30) days prior to the expiration date or cancellation date of any insurance policy and provide Sublandlord a copy of a binder of proposed certificate of insurance policy that will replace the same immediately following cancelation or termination of current insurance to the satisfaction of Sublandlord. Subtenant shall carry and maintain during the Sublease Term at Subtenant’s sole cost and expense increased amounts of the insurance required to be carried by Subtenant and such other reasonable types of insurance coverage in such reasonable amounts covering the Premises and Subtenant’s operations therein, as may be reasonably requested by Sublandlord (and consistent with the commercially reasonable practices of sublandlords of similar space in comparable buildings) or Master Landlord in accordance with the terms, covenants and conditions of the Master Lease.

7.7 In respect of property within the Premises, Subtenant waives claims against Sublandlord for damage to property owned by Subtenant where such damage is covered under any policy of property damage insurance maintained (or required by this Sublease to be covered under insurance to be maintained) by Subtenant. Subtenant hereby waives claims against Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord waives or releases such claims against Master Landlord under the Master Lease. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurers as are required of Sublandlord under the Master Lease. Subtenant’s policies of insurance shall provide terms and limits that account for this waiver of claims by Subtenant.

7.8 Subtenant agrees to protect, defend, indemnify and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant, or any events occurring in or about the Premises during the Sublease Term, which are the subject matter of any indemnity or hold harmless of Sublandlord to Master Landlord under the Master Lease.

7.9 Sublandlord agrees to remain primarily liable to Master Landlord for all losses, damages, liabilities and expenses which Master Landlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the Master Lease. Sublandlord’s obligation under this Section 7.9 shall in no way relieve Subtenant of liability for, or condition in any way Subtenant’s acts or omissions being a cause of any underlying claim, demand, action, loss or damage, or Subtenant’s negligence or wrongful conduct in connection therewith, resulting in damage to the Premises and or Project, Sublandlord and or Master Landlord.

8.	ASSIGNMENT OR SUBLETTING

8.1 Except with the prior written consent of Master Landlord and Sublandlord, Subtenant shall not (a) assign, convey or mortgage this Sublease or any interest under it; (b) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (c) further sublet the Premises or any part thereof or (d) permit the occupancy of the Premises or any part thereof by anyone other than Subtenant. Sublandlord’s consent to an assignment of this Sublease or sublease or all or any portion of the Premises shall not be unreasonably withheld or delayed. If Sublandlord consents to any assignment of this Sublease or further subletting of the Premises, Sublandlord shall use commercially reasonable efforts to obtain the consent of Master Landlord. All actual costs of obtaining Master Landlord’s consent to any proposed transfer of the Sublease or subletting of all or any portion of the Premises shall be borne by Subtenant, including Sublandlord’s reasonable legal fees and expenses related to the same. Sublandlord shall have the right to reasonably increase the Security Deposit amount held by Sublandlord, or the right to seek additional Security Deposit or letter of credit from sub-subtenant as a condition to granting consent to any sub-sublease or where the Sublandlord reasonably determines that sub-subtenant of Subtenant may carry out Alterations to the Premises, or any portion thereof, that shall require restoration work at the end of the applicable sub-sublease term. In no circumstances shall Subtenant be relieved of its obligations and liabilities under this Sublease by way of any sub- sublease of all or any portion of the Premises.

8.2 No permitted assignment shall become effective and no permitted sublease shall commence unless and until any default by Subtenant hereunder has been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made. Any additional consideration in excess of Rent received by Subtenant from any sub-subtenant or assignee shall be shared in equal shares with the Sublandlord after Subtenant shall have deducted the reasonable costs and expenses of the transaction, strictly limited to, Subtenant’s legal fees of negotiating the transfer instrument, brokerage commission, if any, payable by Subtenant upon the transfer, abatement of rent and tenant improvement allowance (or the cost of improvements constructed by Subtenant for the benefit of transferee) provided to the transferee.

8.3 Notwithstanding anything to the contrary in this Sublease, Subtenant may, without Sublandlord’s prior written consent, further sublet the Premises or assign the Sublease to: (i) a parent, subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Subtenant; (ii) an acquirer or purchaser of all or substantially all of Subtenant’s assets; (iii) any entity resulting from a merger, consolidation, or other reorganization of Subtenant; and/or (iv) any entity or person by sale or other transfer of a percentage of capital stock, equity or ownership of Subtenant which results in a change of controlling persons. Any of the above are referenced hereafter as “Permitted Transfer” and the transferee is referenced as “Permitted Transferee”.

8.4 Subject to the rights of Subtenant in Section 8.3 above, Sublandlord shall have the continuing right to recapture all or any portion of the Premises that Subtenant shall propose to sub-sublease or assign to any third party. Subtenant shall give Sublandlord written notice of and seek approval to any proposed transfer thirty (30) days in advance of the proposed transfer date, including delivery of the final instrument that shall direct such transfer and Sublandlord shall have ten (10) business days from the date of receipt of such notice and instrument to either elect to recapture the transfer space or decline to do so it Sublandlord’s sole and absolute discretion. If Sublandlord elects to recapture the transfer space from Subtenant, Sublandlord shall give notice to Subtenant of such election to recapture the transfer space, which notice shall be binding upon Subtenant, and as of the date proposed by Subtenant to transfer the transfer space to the third party set forth in the transfer instrument the Sublease shall terminate as to such transfer space. The foregoing recapture right shall not relieve Subtenant of any of Subtenant’s restoration rights set forth in this Sublease. Where required by the terms and conditions of this Sublease, Subtenant shall prior to the recapture date restore at Subtenant’s sole cost and expense that portion of the Premises due to be surrendered to the Sublandlord in accordance with the terms, covenants and conditions of this Sublease. Sublandlord will cooperate with Subtenant in determining the date of surrender and vacation of the Premises to be recaptured where material restoration obligations are due to be performed by Subtenant. Upon any recapture of a portion of the Premises, Base Rent and Direct Expense shall be equitably adjusted based on the reduced square footage of the Premises.

9.	ALTERATIONS

9.1 Subtenant shall not make any alterations in or additions to the Premises (“Alterations”) if to do so would constitute a default under the Master Lease (without regard to any requirement of notice or cure period). If Subtenant’s proposed Alterations would not constitute a default under the Master Lease, Sublandlord’s consent thereto shall nonetheless be required, which Sublandlord consent shall not be unreasonably withheld or delayed as determined in Sublandlord’s absolute discretion. If Sublandlord consents thereto, Sublandlord shall use reasonable efforts at Subtenant’s cost and expense to obtain the consent of Master Landlord if such consent is required under the Master Lease. If Alterations by Subtenant are permitted and consented to, Subtenant shall comply with all of the covenants of Sublandlord contained in the Master Lease pertaining to the performance of such Alterations and shall (except to the extent indicated in a signed writing by a representative of Sublandlord authorized to bind Sublandlord and delivered concurrent with Sublandlord’s approval of the proposed Alteration) remove all such Alterations prior to the end of the Sublease Term at Subtenant’s cost and expense in accordance with Section 11.2 below. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and expense imposed on Sublandlord arising out of the performance of Alterations by Subtenant and its contractors and agents.

9.2 Any permitted Alterations shall be made at Subtenant’s sole cost and expense, including any cost to comply with applicable laws and regulations and any management or supervision fee charged by Master Landlord under the terms of the Master Lease. Failure by Subtenant to remove the Alterations as set forth in Section 9.1 above shall entitle Sublandlord to remove the same and restore the Premises and Building and Common Areas, as the case may be, at Subtenant’s sole cost and expense, including, without limitation, Sublandlord’s right to charge a property administration fee in the amount of five percent (5%) of the out-of-pocket cost of the work for removal and Building or Premises restoration work, and the right at all times during the Sublease Term and following the Expiration Date or earlier termination to apply the Security Deposit monies towards such costs and expenses incurred by Sublandlord.

10.	CASUALTY OR EMINENT DOMAIN

10.1 In the event of a fire or other casualty affecting the Master Landlord’s Project, the Building or the Premises, or of a taking of all or a part of the Master Landlord’s Project, the Building or the Premises under the power of eminent domain, Sublandlord shall be entitled to exercise any right it may have to terminate the Master Lease without first obtaining the consent or approval of Subtenant. To the extent that Sublandlord has the right as “Tenant” thereunder to terminate the Master Lease and does so elect to terminate the Master Lease, Sublandlord shall notice Subtenant of Sublandlord’s election to terminate this Sublease and where reasonably practicable Sublandlord shall communicate the same upon thirty (30) days advance written notice.

10.2 If the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations within the Master Premises due to a casualty, Subtenant shall be responsible during the Sublease Term for the cost and expense of repair or restoration of leasehold improvements or Alterations within the Premises to the extent that Subtenant has the requirement to insure the leasehold improvements or Alterations within the Premises in accordance with the terms of Section 7.3 above. If the Master Landlord has the obligation to restore the Premises under the Master Lease, then Sublandlord shall use commercially reasonable efforts to require the Master Landlord to perform such restoration obligations, except to the extent that Sublandlord shall have the right to terminate the Master Lease and Sublandlord elects to exercise such termination right. Subtenant shall assign the insurance proceeds due to a casualty to Sublandlord where reasonably necessary in order to satisfy the terms and conditions of this Section 10.2.

11.	SURRENDER

11.1 On the Expiration Date, or upon the earlier termination of this Sublease or Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Sublandlord in as good condition and repair as received, reasonable wear and tear, casualty and condemnation excepted; provided, however, conditions existing because of Subtenant’s failure to perform repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Said improvements that shall be surrendered free of damage shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment, but shall exclude all of Subtenant’s personal property and fixtures. Subtenant shall surrender to Sublandlord all keys to the Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Premises.

11.2 If Subtenant performs any Alterations, Subtenant shall be obligated to remove such Alterations and restore the Premises to the condition existing on the Commencement Date (or on such earlier date as Subtenant first entered the Premises) if the Sublandlord required such removal and restoration pursuant to Section 9.1 above. Notwithstanding anything to the contrary herein, Subtenant’s removal and restoration obligations under this Sublease shall be limited to the removal and restoration of Subtenant’s (i) branded/logo signage in the Premises or Building, (ii) roof top equipment, (iii) communications or computer wires and cables (as defined in Section 29.32 (Communications and Computer Lines) of the Original Lease) to the extent installed by Subtenant, and (iv) all Alterations and improvements performed by or on behalf of Subtenant and improvements provided by Subtenant approved by Sublandlord if Sublandlord required removal at the time of its approval of such Alterations pursuant to Section 9.1 above. All Alterations in or upon the Premises that Sublandlord’s authorized representative indicates in writing to Subtenant shall be surrendered as part of the realty upon the Expiration Date shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Subtenant. Said right shall be exercisable by Sublandlord, if at all, by Sublandlord’s giving written notice thereof to Subtenant prior to the Expiration Date. Subtenant shall, at Subtenant’s cost and expense, repair any damage occasioned by such removal or restoration. If pursuant to the terms of this Sublease Sublandlord or Master Landlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may at Subtenant’s cost and expense remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, store the same. Subtenant shall pay all Sublandlord’s costs and expenses of such removal, repair and storage immediately on demand together with all costs and expenses described in Section 9.1 and 9.2 above. Failure to pay Sublandlord all such costs and expenses when due beyond any applicable notice and cure period shall entitle Sublandlord to apply the Security Deposit towards the cost and expense in order to reimburse the Sublandlord.

11.3 Except as expressly set forth in this Sublease, Subtenant shall not be required to remove any improvements, installations or alterations performed by Sublandlord or any other subtenant or occupant prior to the date of the Sub- Sublease.

11.4 On the Expiration Date, or upon the earlier termination of the Sublease or termination of Subtenant’s right to possession of the Premises, Subtenant shall remove Subtenant’s articles of personal property and fixtures incident to Subtenant’s business (“Subtenant’s Property”); provided, however that Subtenant shall repair at Subtenant’s cost and expense any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant’s Property from the Premises on or before the Expiration Date or the earlier termination of this Sublease, Sublandlord may, at its option upon prior notice to Subtenant and Subtenant’s failure to remove same within 3 business days following receipt of such notice, remove the same (and repair any damage occasioned thereby and restore the Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing to Sublandlord on demand with Sublandlord entitled upon delinquency of payment to apply the Security Deposit towards the Subtenant’s costs and expense, or Sublandlord may treat said Subtenant’s Property as having been conveyed to Sublandlord with this Sublease acting as a bill of sale therefor, without further payment or credit by Sublandlord to Subtenant.

12.	HOLDING OVER.

12.1 Except as specifically set forth herein, Subtenant has no right to occupy the Premises or any portion thereof after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages by reason of such holdover.

12.2 Without limiting Sublandlord’s rights under Section 12.1, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, the greater of (i) monthly rental at a rate equal to two hundred percent (200%) the rate of Rent payable by Subtenant hereunder immediately prior to the Expiration Date or (ii) the monthly rental rate then due by Sublandlord to Master Landlord under the Master Lease for the Premises. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

12.3 Provided Sublandlord has not delivered notice to Subtenant of Sublandlord’s required delivery of the Premises upon the Expiration Date, or such later surrender date as agreed between the parties pursuant to Section 12.1 above, then in no event will Subtenant be liable to Sublandlord for punitive or consequential damages for any delay in surrender of the Premises or default due to such holding over. Sublandlord’s notice to Subtenant requiring surrender of the Premises upon the Expiration Date or such later agreed upon surrender date, as the parties may agree pursuant to Section 12.1, shall entitle Sublandlord to all remedies under this Sublease due to any failure of Subtenant to surrender the Premises in a timely manner, time being of the essence with regard to such surrender of the Premises.

13.	ENCUMBERING TITLE

13.1 Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building or the Master Landlord’s Project, nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises or, the Building or the Master Landlord’s Project arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord in and to the Building and the Master Landlord’s Project and the interest of Sublandlord in the Master Premises.

13.2 Without limiting the generality of Section 13.1, Subtenant shall not permit the Premises or the Building or the Master Landlord’s Project to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Subtenant. Subtenant shall remove any such lien or encumbrance within the period which is the lesser of: (i) any time provided Sublandlord by the Master Landlord pursuant to the Master Lease and notice related to same in order to remove such lien, or (ii) three (3) business days after notice from Sublandlord.

14.	SUBTENANT’S DEFAULT

14.1 In lieu of the provisions of Section 19.1 (Events of Default) of the Master Lease, any one or more of following events shall be considered a “Default” by Subtenant, as such term is used in this Sublease:

(a) Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

(b) Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or

(c) Subtenant shall make any assignment of this Sublease for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

(d) Subtenant shall admit in writing its inability to pay its debts as they become due; or

(e) The Premises are levied on by any revenue officer or similar officer, and such levy is not released within five (5) business days’ notice of the same; or

(f) A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or

(g) Subtenant shall vacate without payment of rent or abandon the Premises (as described in California Civil Code Section 1951.3) during the Sublease Term or assign this Sublease or further sublet the Premises other than in strict accordance with Section 8 of this Sublease; or

(h) Subtenant fails to make any payment of Rent required to be made by Subtenant as and when the same is due and such failure or delinquency continues for five (5) days following written notice from Sublandlord; or

(i) Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 7 of this Sublease or fails to keep the Premises or the Building or the Master Landlord’s Project free of lien claims as set forth in Section 13 of this Sublease and either such failure continues for more than thirty (30) days after written notice thereof to Subtenant; or

(j) Subtenant, by its act or omission, causes an event or condition under the Master Lease which is a default, and fails to cure the same after receipt of written notice from Sublandlord, which notice may provide a time period for cure and shall permit Sublandlord to require cure within two-thirds the time permitted to Sublandlord to cure any default under the Master Lease and where reasonably practicable, except in the case of emergency, shall provide not less than three (3) business days to cure; or

(k) Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than thirty (30) days after notice thereof in writing to Subtenant provided, however, if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within five (5) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion.

14.2 Upon the occurrence of any one or more Default(s), Sublandlord may exercise any remedy against Subtenant which Master Landlord may exercise for default by Sublandlord under the Master Lease. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under California Civil Code Sections 1951.2 and 1951.4 or any similar or successor statute which provides that a lessor may continue a lease in effect and recover damages as they become due.

14.3 In addition to the late charge described in Section 4.5 above, any Rent or other amounts owing hereunder which are not paid within five (5) business days after the date they are due shall bear interest from the date when due until paid at the Interest Rate. For purposes of this Sublease, the “Interest Rate” shall be an annual rate equal to the lesser of: (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15 (519), published weekly (or such other comparable index as Sublandlord and Subtenant shall reasonably agree upon if such rate ceases to be published), plus five (5) percent, or (ii) the highest rate permitted by applicable law.

15.	PROVISIONS REGARDING MASTER LEASE

15.1 This Sublease and all rights of the parties hereunder, are subject and subordinate to all of the terms, covenants and conditions of the Master Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease. In furtherance of the foregoing, the parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause a default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in Sections 15.2 through 15.9 below.

15.2	Subtenant shall timely pay all Rent, as and when due, under this Sublease.

15.3 Except as otherwise expressly provided in this Sublease, Sublandlord shall perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. For example, Sublandlord shall perform its covenants and obligations as “Tenant” under the Master Lease which pertain to the remainder of the Master Premises.

15.4 Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If reasonably practicable, Subtenant shall perform its affirmative covenants which are also covenants of Sublandlord under the Master Lease at least three (3) business days prior to the date when Sublandlord’s performance is required under the Master Lease (but in any event less than the period set forth in the Master Lease). Sublandlord shall have the right upon reasonable efforts to provide twenty-four (24) hours advance notice (except in the case of emergencies when no notice shall be required) to enter the Premises to cure any Default by Subtenant for its failure to act in accordance with this Article 15.

15.5 Sublandlord shall not agree to an amendment to the Master Lease which materially adversely affects Subtenant’s occupancy of the Premises, unless Sublandlord shall first obtain Subtenant’s prior written approval to such amendment. However, it is expressly agreed that: (a) if without the fault of Sublandlord the Master Lease should terminate prior to the Sublease Expiration Date due to the exercise by Master Landlord of its termination rights set forth in the Master Lease, Sublandlord shall have no liability to Subtenant; and (b) to the extent the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease due to casualty or condemnation Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion. Subject to the limitations expressed in this Section 15.5, so long as Subtenant is not in Default, Subtenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

15.6 Sublandlord grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Master Landlord under the Master Lease. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration and not limitation, Sublandlord shall not be required to provide any services (including janitorial, utilities, HVAC service, security, or use of common areas or parking facilities) or to perform any maintenance or repairs which Master Landlord is or may be required to provide or perform under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, and except as specifically set forth herein, such default by Master Landlord shall not affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation the obligation to pay Rent; and Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Premises or the Building or the Master Landlord’s Project. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease and will take commercially reasonable efforts to require Master Landlord to perform its obligations under the Master Lease. Where Subtenant requires Sublandlord on notice to institute appropriate legal action to enforce the Master Lease terms and conditions the Subtenant shall pay all Sublandlord out-of-pocket costs and expenses of Sublandlord’s attorneys as reasonably estimated by Sublandlord and Sublandlord’s attorney in advance to Sublandlord prior to Sublandlord having any obligation to commence proceedings against Master Landlord.

15.7 In the event Subtenant is prevented from using, and does not use, the Premises, or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Master Landlord or Sublandlord, or which Master Landlord or Sublandlord failed to perform, which substantially and materially interferes with Subtenant’s use of the Premises, or (ii) any failure within the control of Master Landlord or Sublandlord to provide services, utilities or access to the Premises, Subtenant shall provide Sublandlord an abatement notice, specifying the abatement event and certifying that Subtenant cannot use the Premises or portion thereof due to such abatement event. If such abatement event is not cured within five (5) business days after receipt of the abatement notice and Sublandlord shall have the right to abatement of Rent pursuant to the terms, covenants and conditions of the Master Lease for such abatement event, Subtenant may, upon confirmation from Sublandlord, immediately abate Rent payable under the Sublease for that portion of the Premises rendered untenantable and not used by Subtenant, for the period beginning on the date five (5) business days after the abatement notice to the earlier of the date Master Landlord or Sublandlord cures such abatement event or the date Subtenant recommences the full use of such portion of the Premises. Furthermore, and subject to the terms and conditions of this Section 15.7 above, in the event that

Subtenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of five (5) business days and the remaining portion of the Premises is not sufficient to allow Subtenant to effectively conduct business therein as reasonably determined by Sublandlord, and provided Subtenant does not conduct its business from such remaining portion, then for such time after the expiration of the five (5) business day period during which Subtenant is so prevented from effectively conducting its business therein, Subtenant’s Rent for the entire Premises shall be abated entirely for such time as Sublandlord reasonably determines that Subtenant continues to be so prevented from using, and does not use, the Premises until such time as Subtenant may use the Premises for the conduct of Subtenant’s business.

15.8 Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.

15.9 If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord (whose consent shall not be unreasonably withheld or delayed) and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent, including enforcement of Sublandlord rights under the Master Lease. Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s approval or consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent. If Master Landlord fails to consent to any request of Subtenant that shall require Master Landlord consent, Sublandlord shall provide a copy of any written communication provided by the Master Landlord regarding such failure to consent.

15.10 Subtenant shall protect, defend, indemnify and hold harmless Sublandlord from any and all liability, damages, liabilities, claims proceedings, actions, demands and costs (including reasonable attorneys’ fees) resulting, directly or indirectly, from the Subtenant’s Default under the Sublease.

15.11 Subtenant may provide Sublandlord with a financial comfort letter or funds verification letter confirming the current financial status and condition of Subtenant in lieu of audited financial statement and Sublandlord shall have the right to provide the same to Master Landlord. Sublandlord shall use good faith endeavors to seek from Master Landlord a commercially reasonable form of non-disclosure and confidentiality agreement for the benefit of Subtenant and its financial status and condition prior to sharing any financial information with Master Landlord; provided, however, in the instance of refusal to enter into the same by Master

Landlord the foregoing shall not prohibit disclosure of any information provided by Subtenant reasonable requested by Master Landlord in order to determine if approval of this Sublease shall be provided. The foregoing right is personal to Subtenant named on the face of this Sublease. In the event of any proposed transfer by Subtenant, copies of the certified financial statements or audited financial statements (in the extent that Master Landlord requires audited financial statements) shall be delivered to Sublandlord and Master Landlord prior to any requirement for Sublandlord or Master Landlord to approve such transfer.

15.12 If Sublandlord receives a Default notice from Master Landlord or any certificate or document relevant to Subtenant’s use of the Premises, Sublandlord shall provide Subtenant with a copy of such notice within three (3) business days of receipt, and Subtenant shall cure such Default related to the Premises pursuant to the terms and conditions of this Sublease. Sublandlord shall perform all obligations imposed on Sublandlord as “Tenant” under the Master Lease in accordance with the terms thereof except to the extent such obligations have been assumed by Subtenant under this Sublease.

15.13 EXCLUDED PROVISIONS

Notwithstanding any other provision of this Sublease, Subtenant shall not have any rights hereunder that are specifically granted solely to Sublandlord and its Affiliates as expressly provided in the Master Lease. In addition, the rights of Sublandlord as “Tenant” under the Master Lease contained in the following provisions of the Master Lease set forth in A., B., C., D., E., and F. below shall not be applicable to Subtenant under this Sublease as follows:

Original Lease:

A. Summary of Basic Lease Information paragraphs: 1., 2.2 3.1, 3.2, 3.2.1, 3.2.2, 3.3, 3.4, 4., 4.1, 4.2, 6., 8., 10., 11., 12., and 13.

B. Sections: 1.1.1, 1.2, 1.3, 1.3.1, 1.3.2, 1.3.3, 1.3.4, 1.3.5, 1.4, 1.4.1, 1.4.2, 1.4.3, 1.4.4, 1.4.5, 1.4.6, 1.5, 2.1, 2.2, 2.2.1, 2.2.2, 2.2.3, 2.2.4, 2.2.4.1, 2.2.4.2, 2.2.4.3, 2.2.4.3.1, 2.2.4.3.2, 2.2.4.3.3, 2.2.4.3.4, 2.2.4.3.5, 2.2.4.3.6, 2.2.4.3.7, 2.2.4.3.8, 2.2.4.3.9, 2.2.4.3.10, 2.2.4.3.11, 2.2.4.3.12, 2.2.4.3.13, 2.2.4.3.14, 2.2.4.3.15, 2.2.4.3.16, 2.2.4.3.17, 2.2.4.3.18, 2.2.4.4, 3.1, 3.2, 4.6, 5.1, 5.4, 5.5, 5.6, 5.7, 7.4, 10.1.2, 10.1.2.1, 10.1.2.2, 10.1.2.3, 10.1.2.3.1, 10.1.2.3.2, 10.1.2.3.3, 10.1.3, 14.8, 14.9, 16, 18., 19.1.1, 19.1.2, 19.1.3, 19.1.4, 19.1.5, 21., 21.1, 21.2, 21.2.1, 21.2.2, 21.2.3, 21.2.4, 21.2.5, 21.3, 21.4, 21.5, 21.6, 21.7, 21.7.1, 21.7.2, 21.7.3, 21.8., 21.8.1, 21.8.2, 22, 23.5, 23.5.1, 23.5.2, 23.5.3, 23.5.4, 23.6, 25., 27., 28.1, 29.13., 29.18, and 29.24.

C. Exhibits: A-1, A-3, B, E, F-1, F-2, G-1, and H.

First Amendment:

D. Sections: All.

Second Amendment:

E. Sections: All.

Third Amendment:

F. Sections: All.

INCORPORATION BY REFERENCE

The Paragraphs, Sections and Articles of the Master Lease are generally incorporated herein, with “Sublandlord” substituted for “Landlord”, “Subtenant” substituted for “Tenant” and “Sublease” substituted for “Lease”, except to the extent that in interpreting the same the obligation and liability of the Landlord or the Tenant under the Master Lease would remain with that party, or that party retains the right to grant, approve or consent to any particular terms and conditions.

References in the following provisions of the Master Lease, as incorporated into this Sublease, to “Landlord” shall mean “Landlord” only:

Section 5.3 (Underlying Documents), Article 6 (Services and Utilities), Section 7.1 (Landlord’s Repair and Maintenance Obligations), 10.7 (Landlord’s Insurance), Article 11 (Damage and Destruction), Article 13 (Condemnation), Section 23.6 (Electronic Project Sign), Section 24 (Compliance with Law), Section 28.2 (Parking Covenant), Section 29.13 (Landlord Exculpation), Section 29.15 (Right to Lease), Section 29.26 (Project or Building Name and Signage), Section 29.30 (Building Renovations), Section 29.39 (LEED Certification), Section 29.42 (Open- Ceiling Plan), and Exhibit D (Rules and Regulations).

16.	MASTER LANDLORD’S CONSENT

16.1 This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent of this Sublease by Master Landlord. Sublandlord and Subtenant shall cooperate in good faith to endeavor to enter into a commercially reasonable agreement satisfactory to Master Landlord, Sublandlord and Subtenant to evidence Master Landlord’s consent. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Master Landlord (in connection with Master Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant, provided such information is kept confidential. The Sublandlord’s legal fees and Master Landlord review of Sublease fees and cost payable in connection with this Sublease shall be at Sublandlord’s sole cost and expense.

16.2 Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed in writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Master Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Premises or any part thereof. Master Landlord’s consent shall, however, be deemed to evidence Master Landlord’s agreement that Subtenant shall be entitled to waiver of claims and of the right of subrogation for damage to Master Landlord’s property if and to the extent that the Master Lease provides such waivers for the benefit of Sublandlord.

16.3 If Master Landlord fails to consent to this Sublease within thirty (30) days after the Execution Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before, Master Landlord grants such consent.

17.	NOTICES

17.1 All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in the Basic Sublease Provisions or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord (provided, however, if Subtenant has abandoned the Premises, any such notice may be properly sent to Subtenant’s agent for service of process), or (b) if to Sublandlord, addressed to Sublandlord at the address specified in the Basic Sublease Provisions or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver to the other a copy of any notice, demand, request, consent or approval received from Master Landlord. All notices given by either party on a weekend day or on a nationally recognized holiday day shall be deemed to be given on the next following business day. A copy of all notices shall be sent by email concurrently.

17.2 Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under law.

18.	INTENTIONALLY DELETED

19.	SECURITY DEPOSIT

19.1 Security Deposit. On or before October 5, 2022, Subtenant shall deliver to Sublandlord a Security Deposit in the amount set forth in Section 1.12 above. The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of its obligations under this Sublease. In the event of a Default by Subtenant, Sublandlord shall have the right to apply the Security Deposit against any unpaid amounts or liability owed by Subtenant to Sublandlord under this Sublease. Upon any such application of the Security Deposit, Subtenant shall within ten (10) days after written demand by Sublandlord deliver to Sublandlord such amount as necessary to restore the Security Deposit to its full amount. If Subtenant fails to timely restore the Security Deposit to its full amount, then, notwithstanding anything to the contrary contained in this Sublease, the same shall constitute a Default by Subtenant without the necessity of additional notice or the passage of additional grace periods. The rights and remedies granted to Sublandlord are in addition to any right or remedies provided in this Sublease or at law. If Subtenant has satisfied all of its obligations and liabilities to Sublandlord at the expiration of the Term, then Sublandlord shall within thirty (30) days after the expiration of the Sublease Term return to Subtenant any unapplied portion of the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit.

19.2 Drawing the Security Deposit. Without prejudice to any other remedy available to Sublandlord under this Sublease at law or in equity, Sublandlord may draw upon the Security Deposit on or after the occurrence of: (i) any Default; (ii) an uncured failure by Subtenant to perform one or more of its obligations under this Sublease and the existence of circumstances in which Sublandlord is enjoined or otherwise prevented by operation of law from giving to Subtenant a written notice which would be necessary for such failure of performance to constitute an event of default; and/or (iii) the appointment of a receiver to take possession of all or substantially all of the assets of Subtenant, or an assignment of Subtenant for the benefit of creditors, or any action taken or suffered by Subtenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted; provided that, in the event of (i) or (ii) above, Sublandlord may, at Sublandlord’s sole option and discretion, draw upon a portion of the Security Deposit as required to compensate Sublandlord for damages incurred (with subsequent draws at Sublandlord’s sole election as Sublandlord incurs further damage). Subtenant will not interfere in any way with payment to Sublandlord of the Security Deposit, either prior to or following a draw by Sublandlord of any portion of the Security Deposit, regardless of whether any dispute exists between Subtenant and Sublandlord as to Sublandlord’s right to draw upon the Security Deposit.

19.3 Sublandlord’s Transfer. If Sublandlord conveys or transfers its interest in the Premises and, as part of such conveyance or transfer, Sublandlord assigns its interest in this Sublease: (i) any Security Deposit shall be transferred to Sublandlord’s successor; and (ii) Sublandlord shall be released and discharged from any further liability to Subtenant with respect to such Security Deposit.

20	ARBITRATION

20.1

Arbitration of Disputes. Any controversy or claim arising out of this Sublease or a breach of this Sublease solely between Sublandlord and Subtenant relating to a monetary default in an amount of less than Fifty Thousand and 00/100ths Dollars ($50,000.00), but not including a Default with respect to the timely payment of Rent, shall be settled by arbitration before a single arbitrator of JAMS in accordance with JAMS’ streamlined arbitration rules and procedures, and judgment on the award rendered by the arbitrator may be entered in any Court having jurisdiction in San Mateo County, California, and the parties hereby submit to the jurisdiction of such court for this purpose. Any arbitration shall be confidential with no submissions or proceedings disclosed to the public (including the existence of the arbitration), except as may become necessary to enforce a final arbitration award. Neither Party hereto may request, subpoena, or otherwise seek to compel the testimony of any individual absent a determination by the arbitrator that such testimony is directly relevant and necessary to resolving the arbitration.

20.2

Notice. By initialing in the space below you are agreeing to have any dispute subject to the “arbitration of disputes” provision in Section 20.1 above decided by neutral arbitration as provided by California law and you are giving up any rights you might possess to have the dispute litigated in a Court or jury trial. By initialing in the space below in regard to the dispute subject to Section 20.1 above Sublandlord and Subtenant agree that they are giving up their respective judicial rights to discovery and appeal, unless those rights are specifically included in the “arbitration of disputes” provision. If either Sublandlord or Subtenant refuse to submit to arbitration after agreeing to this provision, that party can be compelled to arbitrate under the authority of the California Code of Civil Procedure. Either Parties agreement to these arbitration provisions above is voluntary.

20.3

Acknowledgement. Sublandlord and Subtenant have read and understand the foregoing and agree to submit disputes subject to the “arbitration of disputes” provision in Section 20.1 to neutral arbitration.

SUBLANDLORD:	SUBTENANT:

20.	CONFIDENTIAL INFORMATION.

21.1

Sublandlord and Subtenant each acknowledge and agree that, except as otherwise set forth herein, it shall use commercially reasonable efforts to keep this Sublease, the terms and conditions set forth herein, and Subtenant’s security plans and arrangements at the Premises (collectively, the “Confidential Information”) confidential, except to the extent disclosure is required to be made by laws, judicial order or subpoena.

21.2

Notwithstanding the foregoing terms and conditions of Section 21.1, each party shall be entitled to discuss and disclose the Confidential Information to employees, agents, attorneys, consultants, lenders and partners of such party and to such other persons and entities to which such party has a legitimate business reason to discuss or disclose such information, including, without limitation, prospective (i) business partners, (ii) lenders, (iii) purchasers and (iv) transferees of Sublandlord’s or Subtenant’s interest in this Sublease or the Premises or any portion thereof. To the extent that disclosure is made to any such persons or entities, the disclosing party will obtain the agreement of any such person or entity that the Confidential Information will be kept confidential.

21.3

Disclosure of Confidential Information may be made to shareholders and other investors to the extent that such disclosure is required by financial accounting standards or in any SEC or other legally mandated government filings.

21.4

Sublandlord and Subtenant each acknowledge and agree that neither party shall issue any press release or other announcement to the general public regarding this Sublease or the terms hereof without the other party’s prior written consent.

21.	MISCELLANEOUS

21.1

Sublandlord, as the tenant under the Master Lease identified in Section 1.3 above, represents and warrants to Subtenant that: (a) Exhibit B to this Sublease is a full and complete copy of the Master Lease, subject to the removal of redacted text related to confidential financial information within the Master Lease; (b) the Master Lease, as of the Execution Date, is in full force and effect and constitutes the entire agreement of Master Landlord and Sublandlord relating to the lease of the Premises, (c) to the current actual knowledge of Sublandlord as of the execution date of this Sublease there exists no event of default under the Master Lease; (d) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; and (e) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to Master Landlord’s consent.

21.2

Subtenant represents and warrants to Sublandlord that: (a) Subtenant is familiar with the provisions of the Master Lease attached as Exhibit B insofar as they pertain to the Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Premises are located.

21.3

Subtenant agrees to comply with all Master Lease rules and regulations that Master Landlord has made or may hereafter from time to time make for the Building. Sublandlord shall not be liable in any way for damage caused by the non- observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

21.4 Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except those Brokers specified in the Basic Sublease Provisions. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such party. Sublandlord shall be responsible for any commission owed to the Brokers arising from this Sublease by way of a separate written agreement.

21.5 Any prevention, delay or stoppage due to, acts of God and governmental actions fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Subtenant pursuant to this Sublease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Sublease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Sublease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Any party claiming a delay due to a Force Majeure event shall promptly notify the other party hereto regarding the nature of such Force Majeure event and the estimated length of such delay.

21.6 Each party shall be responsible for its own costs, expenses and any fees or consideration on account of its entry into this Sublease, including without limitation, its attorneys’ fees and expenses.

21.7 For purposes of Section 1938 of the California Civil Code, Sublandlord hereby discloses to Subtenant and Subtenant hereby acknowledges that the Premises has not undergone inspection by a Certified Access Specialist (“CASp”). As required by Section 1938(e) of the California Civil Code, Sublandlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potentially occupancy of the lessee or tenant, if requested by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Sublandlord and Subtenant, hereby agree as follows: (a) any CASp inspection requested by Subtenant shall be conducted, at Subtenant’s sole cost and expense, by a CASp designated by Sublandlord or Master Landlord, subject to Master Landlord’s reasonable rules and requirements; (b) Subtenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if any proposed Alteration during the Sublease Term installed by or for

Subtenant in its occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) in order to update or correct violations of construction-related accessibility standards, then Subtenant shall at the direction of Master Landlord perform such improvements or repairs at Subtenant’s sole cost and expense.

21.8 This Sublease is contingent upon the following conditions precedent being fully satisfied as follows: (i) the consent and approval to the Sublease by the Master Landlord upon the terms, covenants and conditions set forth herein, (ii) the delivery to Sublandlord of Subtenant’s (a) first months’ Base Rent and (b) the Security Deposit in the amount set forth in Section 1.12 of this Sublease, and (iii) the delivery to Sublandlord of Subtenant’s certificates of insurance (which shall be delivered prior to the Sublease Commencement Date).

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby.

SUBLANDLORD:		SUBTENANT:

BOX, INC.,		BIOMEA FUSION, INC.,
a Delaware corporation,		a Delaware corporation,

By:	/s/ David Leeb	By:	/s/ Thomas Butler

Name:	David Leeb	Name:	Thomas Butler
Its:	Chief Legal Officer	Its:	Chief Executive Officer

Date:	Aug 24, 2022	Date:	Aug 24, 2022

[Signature Page to Sublease]

EXHIBIT A

DESIGNATION OF PREMISES

(See Attached)

EXHIBIT B

MASTER LEASE

(See Attached)